SELECTED DEALER AGREEMENT

Medical Hospitality Capital Markets Group, Inc.

Ladies and Gentlemen:

ARI Financial, Inc., a Kansas Corporation, as the dealer manager ("Dealer Manager") for Medical Hospitality Group, Inc. (the "Issuer"), a Maryland Corporation of which Medical Hospitality Capital Markets Group, LLC, a Texas Limited Liability Corporation, serves as the advisor (the "Advisor"), invites you (the "Dealer") to participate in the distribution of stock of the Issuer ("Common Shares") subject to the following terms:

I.

Dealer Manager Distribution Agreement

The Dealer Manager has entered into an agreement with the Issuer and the Manager called the Managing Broker-Dealer Agreement dated April 23, 2012 in the form attached hereto as Exhibit A (the "Dealer Manager Agreement"). The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim and capitalized terms not otherwise defined herein shall have the meanings given them in the Dealer Manager Agreement). By your acceptance of this agreement ("Agreement"), you will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the indemnification provisions contained in the Dealer Manager Agreement, including the provisions of the Dealer Manager Agreement wherein the Dealers severally agree to indemnify and hold harmless the Issuer, the Manager, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Issuer, the Manager or the Dealer Manager within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement. The Common Shares are offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority ("FINRA").

Dealer hereby agrees to use its best efforts to sell the Common Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Issuer, and Dealer is not authorized to act for the Dealer Manager or the Issuer or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to Dealer by the Dealer Manager or the Issuer to supplement the Prospectus ("supplemental information").

II.

Submission of Orders

Those persons who purchase Common Shares pursuant to the Offering will be instructed by the Dealer to make their checks payable to U.S. Bank as Escrow Bank for Medical Hospitality Group, Inc. and such checks will be promptly deposited into the escrow account established by the Issuer and Dealer Manager in accordance with this Section II and the escrow agreement by and among the Issuer, the Dealer Manager and U.S. Bank National Association, as escrow bank, in the form attached hereto as Exhibit B (the "Escrow Agreement"). Dealer hereby agrees to be bound by the terms of the Escrow Agreement. Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II. The Dealer Manager may authorize Dealer if Dealer is a "$250,000 broker-dealer" to instruct its customers to make its checks for Common Shares subscribed for payable directly to the Dealer, in which case the Dealer will collect the proceeds of the subscriber's checks and issue a check made payable to the order of the escrow agent for the aggregate amount of the subscription proceeds. Transmittal of received investor subscription agreements and checks will be made in accordance with the following procedures:

(a)

If a Dealer conducts its internal supervisory procedures at the location where subscription documents and checks are initially received, the Dealer shall forward (i) the subscription documents to the Dealer Manager and (ii) the checks to the escrow agent by noon of the next business day following receipt of the subscription documents and the check.

(b)

If the internal supervisory procedures are to be performed at a different location (the "Final Review Office"), the subscription documents and check must be transmitted to the Final Review Office by the end of the next business day following receipt of the subscription documents and check by the Dealer. The Final Review Office will, by noon the next business day following receipt of the subscription documents and check, forward (i) the subscription documents to the Dealer Manager and (ii) the check to the escrow agent.

If requested by the Issuer or the Dealer Manager, the Dealer shall obtain from subscribers for the Common Shares, other documentation reasonably deemed by the Issuer or the Dealer Manager to be required under applicable law or as may be necessary to reflect the policies of the Issuer or the Dealer Manager. Such documentation may include, without limitation, subscribers' written acknowledgement and agreement to the privacy policies of the Issuer or the Dealer Manager.

III.

Pricing

Common Shares shall be offered to investors who meet the applicable suitability requirements set forth in the Prospectus at the offering price of $10.00 per Common Share, payable in cash. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Issuer or Dealer Manager, a minimum initial purchase of a $2,500 is required. Purchasers of Common Shares may purchase Common Shares in any amount greater than $2,500 but may not purchase fractional Common Shares. The Common Shares are non-assessable, and owners thereof will not be required to contribute additional sums to the capital of the Issuer. The Dealer hereby agrees to place any order for the full purchase price.

IV.

Dealers' Commissions

Except for discounts described in or as otherwise provided in the "Plan of Distribution" section of the Prospectus, the Dealer's selling commission applicable to the total offering price of Common Shares sold by Dealer which it is authorized to sell hereunder is the percentage of the gross proceeds of Common Shares sold by it and accepted and confirmed by the Dealer Manager as is set forth in the Prospectus, which commission will be paid by the Dealer Manager; provided, however, that such selling commissions may be reduced upon the written consent and agreement of the Issuer, the Dealer Manager and the Dealer. For these purposes, a "sale of Common Shares" shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Issuer has thereafter distributed the commission to the Dealer Manager in connection with such transaction.

The Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Issuer. The Dealer affirms that the Dealer Manager's liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith. In addition, as set forth in the Prospectus, the Dealer Manager may re-allow out of its Dealer Manager fee a marketing fee and due diligence expense reimbursement of up to the percentage of the gross proceeds of Common Shares sold by Dealers participating in the offering of Common Shares as is set forth in the Prospectus, based on such factors as the number of Common Shares sold by such participating Dealer, the assistance of such participating Dealer in marketing the offering of Common Shares, and bona fide expenses incurred; provided, however, that Dealer will not be entitled to receive Dealer Manager Fees which would cause the aggregate amount of selling commissions, Dealer Manager Fees and all other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) received by the Dealer Manager and all participating Dealers to exceed 10.0% of the gross proceeds raised from the sale of Common Shares in the Offering.

Dealer acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to the Dealer unless or until the gross proceeds of the Common Shares sold are disbursed to the Issuer pursuant to paragraph 6.1 of the Escrow Agreement. Until the Minimum Offering Amount, as defined in the Escrow Agreement, is obtained, investments will be held in escrow and, if the Minimum Offering Amount is not obtained, investments will be returned to the investors in accordance with the Prospectus.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors' or sellers' commission received in the sale of securities similar to the Common Shares, that Dealer's interest in the offering is limited to such commission from the Dealer Manager and Dealer's indemnity referred to in paragraph 8 of the Dealer Manager Agreement, that the Issuer is not liable or responsible for the direct payment of such commission to the Dealer.

V.

Payment

Payments of selling commissions will be made by the Dealer Manager (or by the Issuer as provided in the Dealer Manager Agreement) to Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Issuer.

VI.

Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Dealer Manager, and the Issuer and the Dealer Manager reserve the right to reject any order for any or no reason. Orders not accompanied by a Subscription Agreement and Signature Page and the required check in payment for the Common Shares may be rejected. Issuance and delivery of the Common Shares will be made only after actual receipt of payment therefore. If any check is not paid upon presentment, or if the Issuer is not in actual receipt of clearinghouse Issuers or cash, certified or cashier's check or the equivalent in payment for the Common Shares within 15 days of sale, the Issuer reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.

VII.

Prospectus and Supplemental Information

Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Common Shares except as set forth in the Prospectus and supplemental information. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any amendments or supplements thereto, as well as any supplemental information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Common Shares to an investor. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked "for Financial Professionals Only" or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Common Shares to any prospective investor or members of the public. Dealer agrees that it will not use in connection with the offer or sale of Common Shares any material or writing which relates to another company supplied to it by the Issuer or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. Dealer further agrees that it will not use in connection with the offer or sale of Common Shares any materials or writings which have not been previously approved by the Dealer Manager. On becoming a Dealer, and in offering and selling  Common Shares, Dealer agrees to comply with all the applicable requirements under the Securities Act and the Securities Exchange Act of 1934, as amended. Notwithstanding the termination of this Agreement or the payment of any amount to Dealer, Dealer agrees to pay Dealer's proportionate share of any claim, demand or liability asserted against Dealer and the other Dealers on the basis that Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case Dealer's proportionate share of any expenses incurred in defending against any such claim, demand or liability.

VIII.

License and Association Membership

Dealer's acceptance of this Agreement constitutes a representation to the Issuer, the Manager and the Dealer Manager that Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Common Shares under Federal and state securities laws and regulations and in all states where it offers or sells Common Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of such association, or in the case of a foreign dealer, so to conform. Dealer agrees to notify the Dealer Manager immediately if Dealer ceases to be a member in good standing, or in the case of a foreign dealer, so to conform. The Dealer Manager also hereby agrees to abide by the NASD Conduct Rules, including, but not limited to, Rules 2730, 2740, 2420 and 2750, and FINRA Conduct Rules.

IX.

Anti-Money Laundering Compliance Programs

Dealer represents to the Issuer and the Dealer Manager that Dealer has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable NASD rules, FINRA rules, SEC rules and the USA PATRIOT Act of 2001, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Common Shares of the Issuer.

X.

Limitation of Offer

Dealer will offer Common Shares only to persons who meet the suitability standards set forth in the Prospectus and will only make offers to persons in the states in which the Common Shares are qualified for sale or that such qualification is not required. In offering Common Shares, Dealer will comply with the provisions of the FINRA Conduct Rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Programs of the North American Securities Administrators Association, Inc.

XI.

Termination

Dealer will suspend or terminate its offer and sale of Common Shares upon the request of the Issuer, the Manager or the Dealer Manager at any time and will resume its offer and sale of Common Shares hereunder upon subsequent request of the Issuer, the Manager or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto. This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Common Shares after it has received such notice.

XII.

Privacy Laws

The Dealer Manager and Dealer (each referred to individually in this section as "party") agree as follows:

(a)

Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 ("GLB Act"), (ii) the privacy standards and requirements of any other applicable Federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

(b)

Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(c)

Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the "List") as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XIII.

Notice

All notices will be in writing and will be duly given to the Dealer Manager when mailed to ARI Financial Services, Inc., at 4745 W. 136th Street Suite 91, Leawood, Kansas 66224, Attention: Brian Candler and to Dealer when mailed to the address specified by Dealer herein.

XIV.

Attorneys' Fees, Applicable Law and Venue

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney's fees. This Agreement shall be construed under the laws of the State of Texas and shall take effect when signed by Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Dallas, Texas.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its duly authorized agent.

THE DEALER MANAGER:

ACCEPTANCE AND AGREEMENT OF THE DEALER:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1. Identity of Dealer:

Name:

Type of entity:________________________________________________________

(corporation, partnership, proprietorship, etc.)

Organized in the State of:

Licensed as broker-dealer in the following States:

Tax I.D. #:

2. Person to receive notice pursuant to Section XIII:
Name:

Address:

City, State and Zip Code:

Telephone No.:

Facsimile No.:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer's Firm Name) ____________________________________________________

By:

Signature

Name:

Title:    _________________________________

Date:

EXHIBIT A

DEALER MANAGER AGREEMENT